Catalyst/Perini Strategic Income Fund (formerly, Catalyst Strategic Income Opportunities Fund)

Ticker: CSIOX

(the “Fund”)

February 19, 2026

This information supplements certain information contained in the currently effective Prospectus for the Fund, dated February 1, 2026.

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The following changes to the Prospectus are effective immediately.

The last sentence of the second paragraph under the section of the Fund’s Prospectus entitled “MANAGEMENT OF THE FUND - Investment Adviser” is hereby replaced with the following:

During the fiscal period from August 2, 2024 (commencement of operations), through September 30, 2024 and for the fiscal year ended September 30, 2025, the Adviser received from the Fund advisory fees, after waivers, equal to 0.00% and 0.37% of the Fund’s average daily net assets, respectively.

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You should read this Supplement in conjunction with the Prospectus and Statement of Additional Information for the Fund, each dated February 1, 2026, which provide information that you should know about the Fund before investing. These documents are available upon request and without charge by calling the Fund toll-free at 1-800-991-3319 or by writing to Catalyst/Perini Strategic Income Fund c/o MFund Services LLC, 36 North New York Avenue, 3rd Floor, Huntington, NY 11743.

Please retain this Supplement for future reference.

Catalyst/Perini Strategic Income Fund

(formerly, Catalyst Strategic Income Opportunities Fund)

Ticker: CSIOX

(the “Fund”)

February 19, 2026

This information supplements certain information contained in the Statement of Additional Information (“SAI”) for the Fund, dated February 1, 2026.

______________________________________________________________________________

The following changes to the SAI are effective immediately.

The last sentence of the second paragraph under the section of the Fund’s SAI entitled “INVESTMENT ADVISORY AND OTHER SERVICES - The Adviser” is hereby replaced with the following:

During the fiscal year ended September 30, 2025, the Fund incurred $541,742 in management fees, of which the Adviser waived $410,531, resulting in management fees of $131,211 paid to the Adviser.

* * * * *

You should read this Supplement in conjunction with the Prospectus and Statement of Additional Information for the Fund, each dated February 1, 2026, which provide information that you should know about the Fund before investing. These documents are available upon request and without charge by calling the Fund toll-free at 1-800-991-3319 or by writing to Catalyst/Perini Strategic Income Fund c/o MFund Services LLC, 36 North New York Avenue, 3rd Floor, Huntington, NY 11743.

Please retain this Supplement for future reference.